FIRST AMENDMENT TO LEASE

This First Amendment to Lease is made this 14th day of October, 2009 (this **"First Amendment"**), between 55 HERITAGE (SALEM) LLC, a New Hampshire limited liability company (**"Landlord"**), and STOCKERYALE, INC., a Massachusetts corporation (**"Tenant"**).

A. Lessor and Lessee are parties to that certain Lease, dated December 29, 2005 (the **"Lease")**.

B. The parties desire to amend the Lease as hereinafter set forth.

NOW THEREFORE, in consideration of the premises, the terms contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Effect of Amendment.

(a) Any conflict between the terms herein and in the Lease shall be governed by the terms of this Amendment. All references in the Lease and in this Amendment to "Lease" shall be deemed to include the terms contained in this Amendment. All capitalized terms, unless otherwise defined herein, shall be given the meanings ascribed to them in the Lease.

(b) This First Amendment shall be effective (such date being the **"Effective Date"**) on the later of (a) the date Landlord has entered into a lease with Coherent, Inc. (**"Coherent"**) for the portion of the Building that does not include the Leased Premises (as amended below) (the **"Coherent Space"**), and (b) the Closing Date, as defined in that certain Asset Purchase Agreement dated October __, 2009 between Tenant and Coherent, as confirmed to Landlord by a document jointly signed by Tenant and Coherent. Concurrent with the execution of this First Amendment, Tenant shall pay Landlord $19,880.58, ($33,071.67, which Landlord and Tenant agree is the past due amount owed by Tenant under the Lease less $13,191.09, the excess prorated rent).

(c) Tenant shall promptly provide Landlord with information regarding its maintenance and operation of the Property, including, without limitation, all utility and other building service account numbers and assist Landlord with transferring utility and other services to Landlord's name as requested by Landlord. Tenant shall be responsible for the cost of all such utilities and other services through the Effective Date. Landlord will not assume any contracts entered into by Tenant with respect to the Property.

2. Description of Leased Premises. The Leased Premises shall be the area set forth on the attached Exhibit A, consisting of approximately 50,847 square feet of net rentable area, more or less. Tenant agrees that (a) Coherent shall have the right to use free of charge all of the non-office area included in the Leased Premises from the Effective Date until the later of (i) the demising wall between the Coherent Space and the Leased Premises is completed, and (ii) 90 days after the Effective Date, and (b) Landlord may have access to and occupy portions of the Leased Premises without charge in order to construct such demising wall. Landlord shall use

commercially reasonable efforts to minimize interference with Tenant's operations conducted at the Leased Premises.

3. Base Rent. Base Rent for November and December 2009 shall be $16,949.00 per month. The annual Base Rent will be $152,541.00 for the final Lease Year, calendar year 2010, payable in monthly installments of $12,711.75, as adjusted from time to time.

4. Tenant's Expense Share. Commencing on the date this First Amendment becomes effective, Tenant's Expense Share shall be 54%, subject to the terms set forth below (the ratio of the number of square feet of net rentable area in the Leased Premises, from time to time, to the number of square feet of net rentable area in the Building, from time to time); provided, however, if less than 100% of the Building's rentable area shall have been leased by tenants at any time during any Lease Year, then at Landlord's election Operating Expenses for such Lease Year shall be the amount which Landlord in good faith determines is the amount Operating Expenses would have been for such Lease Year had tenancy been 100% throughout such Lease Year; provided, further however, so long as Coherent and Tenant are the only tenants of the Building and the utilities for the portion of the Building occupied by Coherent are not separately metered, Tenant's Expense Share solely for utilities will be 2.5%.

5. Security Deposit. The remaining security deposit is $51,333.48. Provided no default shall have occurred and not cured within any applicable grace or cure period, or otherwise waived by Landlord, Landlord will apply $9,666.66 toward November and December 2009 Base Rent and $548.06 toward each calendar month in 2010, with any remaining portion of the security deposit to be held by Landlord until the expiration of the Lease.

6. Signage. Section 6.B. of the Lease is amended in its entirety to be as follows:

B. Signage. Tenant shall be entitled to retain and maintain its current signage at the Property until such time as either Coherent elects to erect its own signage or Landlord notifies Tenant that any other tenant who will occupy any of the Takeover Space has been granted exterior signage rights and Tenant's signage interferes with those rights. Upon notice from Landlord or Coherent, Tenant shall promptly remove its signage. Otherwise, without Landlord's consent, Tenant will not place on the exterior of the Building (including both interior and exterior surfaces of doors and interior surfaces of windows), or on any part of the Property outside of the Building, any sign, symbol, advertisement or the like visible to public view. Landlord will not withhold consent for signs or lettering on the entry doors to the Leased Premises, provided such signs conform to sign standards for the Building adopted by Landlord in its sole discretion and all applicable laws, codes, rules and regulations, and Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the sign to be placed on such entry doors.

7. Separate Metering. Tenant shall pay the cost of the installation of separate meters for the Coherent Space and the Leased Premises.

8. Deletions. Sections 3, 4 and 5 of the Schedule to the Lease, and Sections 9.C., 16.B., 16.H., 28.H. and 31 of the Terms and Conditions to the Lease, and Exhibit B to the Lease are deleted in their entirety.

9. Casualty Insurance. Tenant shall maintain the casualty insurance for the Property that is currently in place. Commencing with the seventh day after the Effective Date, Landlord will maintain the casualty insurance for the Property, and the cost of such insurance will be included in Operating Expenses.

10. Takeover Rights. Landlord shall have the right to terminate this Lease as to any portion of the Leased Premises upon prior written notice to Tenant (any such space is referred to at the **"Takeover Space"**) at any time even after Tenant has submitted an assignment or sublease for Landlord's consideration. Landlord's notice under this subsection shall include a statement of the square footage of the Takeover Space and a depiction of the Leased Premises that will remain thereafter. In the event that Landlord exercises such right to terminate, Landlord shall be entitled to recover possession of, and Tenant shall surrender, such portion of the Leased Premises 30 days (60 days in the case of the approximately 5,000 square feet of office area to be primarily occupied by Tenant and contained in the Leased Premises and noted as the "Special Space" on the attached Exhibit A) after the date of Landlord's notice of termination to Tenant. In the event Landlord terminates this Lease as to a part of the Leased Premises only, then Tenant's Base Rent, Tax Share and Tenant's Expense Share shall be equitably reduced on a per square foot basis and Tenant shall (i) upon demand by Landlord pay to Landlord 50% of the Base Rent at such time for the remainder of the Term multiplied by the square footage of the Leased Premises subject to such termination, and (ii) execute and deliver to Landlord such amendments to this Lease as Landlord may reasonably require to (A) evidence the partial termination of this Lease or change in the Leased Premises, and (B) adjust Base Rent and other sums payable for the remainder of the Leased Premises. Provided no default by Tenant shall remain uncured beyond any applicable grace or cure period, Landlord shall apply a portion of the Security Deposit to Base Rent on the basis of the following: the square footage of the terminated portion of the Leased Premises shall be divided by 50,000, then multiplied by the security deposit then held by Landlord, and such amount shall be divided by 12 and applied by Landlord to Base Rent each month for the remainder of the Term. For example, if Landlord terminates this Lease with respect to 25,000 square feet of the Leased Premises during the last year of the Term, Landlord will apply $1,333.34 of the security deposit each month to Base Rent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date and year first above written.

LANDLORD:

55 HERITAGE (SALEM) LLC

By: 55 Heritage (Salem Manager) LLC, Manager

By: ______________________

Name: Jeffrey P. Gray

Title: Manager

TENANT:

STOCKERYALE, INC.

By: ______________________

Name: M. BLODGETT

Title: CEO

EXHIBIT A


STOCKER YALE
COHERENT, INC.
N
W
E
S

32 Hampshire Rd.
Salem, NH 03079

Special Space = ///